Exhibit 10.1

FORM OF AMENDMENT NO. [ ] TO
KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

This Amendment, effective as of [ ] (this “Amendment”), by and between Alliant Energy Corporation, a Wisconsin corporation (referred to herein as “Alliant” and, together with its subsidiaries and any parent company controlling Alliant, referred to herein as the “Company”) and [Name of Employee] (hereinafter referred to as the “Employee”) to the Key Executive Employment and Severance Agreement, dated as of [ ], by and between the Company and the Employee (as amended, amended and restated, or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

WHEREAS, Section 19 of the Agreement provides that Alliant and the Employee may amend the Agreement pursuant to a written instrument executed by Alliant and the Employee; and

WHEREAS, Alliant and the Employee desire to amend the Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, pursuant to Section 19 of the Agreement, mutually covenant and agree to amend the Agreement as follows:

Section 1. Amendment:

1.    Subsection 9(b)(ii) is hereby replaced in its entirety as follows:

“(ii)    (A) Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” that is subject to the tax (the “Excise Tax”) imposed by Code Section 4999, then the Total Payments to be made to the Employee shall be reduced such that the value of the aggregate Total Payments that the Employee is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Employee may receive without becoming subject to the tax imposed by Code Section 4999.

(B)     Notwithstanding Subsection 9(b)(ii)(A), the reduction in the amount of Total Payments provided in Subsection 9(b)(ii)(A) shall not apply if the after-tax value to the Employee of the Total Payments prior to reduction in accordance with Subsection 9(b)(ii)(A) is greater than the after-tax value to the Employee if Total Payments are reduced in accordance with Subsection 9(b)(ii)(A).

(C)    For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Code Section 1274(b)(2). Within forty (40) days following a Covered Termination or the delivery of the notice by the Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Code Section 280G, the Employee and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Employee (which may be regular outside counsel to the Company), which opinion sets forth: (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments, (3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Subsection 9(b)(ii), (4) the after-tax value of the Total Payments if the reduction in Total Payments contemplated under Subsection 9(b)(ii)(A) did not apply, and (5) the after-tax value of the Total Payments taking into account the reduction in Total Payments contemplated under Subsection 9(b)(ii)(A). As used in this Subsection 9(b)(ii), the term “Base Period Income” means an amount equal to the Employee’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee. For purposes of determining the after-tax value of Total Payments, the Employee shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Termination Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Employee’s domicile for income tax purposes on the date the Termination Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes. The opinion of National Tax Counsel shall be addressed to the Company and the Employee and shall be binding upon the Company and the Employee. If such opinion determines that there would be an excess parachute payment and that the after-tax value of the Total Payments taking into account the reduction contemplated under Subsection 9(b)(ii)(A) is greater than the after-tax value of the Total Payments if the reduction in Total Payments contemplated under Subsection 9(b)(ii)(A) did not apply, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated so that under the bases of calculation set forth in such opinion there will be no excess parachute payment. Such reduction will be achieved by reducing or eliminating payments or benefits in the following order, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment; provided that in the event it is determined that the foregoing methodology for reduction would violate Code Section 409A, the reduction shall be made pro rata among the benefits and/or payments (on the basis of the relative present value of the parachute payments): (A) any Termination Payment, (B) any acceleration of equity awards under any applicable plan or program of the Company, (C) any payment or benefit under the SERP, (D) any non-cash compensation payable upon the termination of an Employee and (E) any Accrued Benefits. If such National Tax Counsel so requests in connection with the opinion required by this Subsection 9(b)(ii), the Employee and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Employee solely with respect to its status under Code Section 280G and the regulations thereunder. If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section 9(b)(ii) shall be of no further force or effect.”

2.    Subsection 9(b)(iii) is hereby replaced in its entirety as follows:

“(iii)    If, notwithstanding the provisions of Subsection (ii) of this Subsection 9(b), it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of Total Payments is subject to the tax imposed by Code Section 4999, even though the reduction contemplated under Subsection 9(b)(ii)(A) was applied in order to avoid application of the Excise Tax, the Company shall pay to the Employee an additional amount such that the net amount retained by the Employee after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax) on the Total Payments, and any federal, state and local income tax and Excise Tax upon the payment provided for by this Subsection (iii), shall be equal to the Total Payments. For purposes of determining the amount of the reimbursement amount under this Subsection 9(b)(iii), the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the reimbursement is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Employee’s domicile for income tax purposes on the date the reimbursement is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Such reimbursement shall be paid promptly following the date of the final determination by a court or the Internal Revenue Service, but no later than the end of the calendar year following the year in which the Employee remits the Excise Tax to the Internal Revenue Service.”

Section 2. Effect of Amendment: On and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment. Except as amended hereby, the Agreement continues and shall remain in full force and effect in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, this instrument is executed on the ___ day of [Month], [Year].

ALLIANT ENERGY CORPORATION

By:
Title:

EMPLOYEE

By:
Address:

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